Exhibit 99.1

September 5, 2013

AFC Enterprises Appoints Joel K. Manby to Board of Directors

ATLANTA—(BUSINESS WIRE)— AFC Enterprises, Inc. (NASDAQ:AFCE), the franchisor and operator of Popeyes® restaurants, today announced the appointment of Joel K. Manby to its Board of Directors.

Mr. Manby is President and Chief Executive Officer of Herschend Family Entertainment Corporation (HFE), the largest family-owned attractions company in the U.S. with such popular brands as Dollywood, Silver Dollar City, Stone Mountain Park, Newport Aquarium, Adventure Aquarium, and Pirate’s Voyage Dinner Theater. He has served in that capacity since 2003. One of the hallmarks of Mr. Manby’s leadership has been his shaping of the HFE culture, driven by his deep understanding of how operational and employee issues affect customer experience, and therefore business results. Under Mr. Manby’s leadership, HFE’s profitability and customer satisfaction scores have risen dramatically. To reinforce the culture, Mr. Manby formalized the tenets of his management style in his book Love Works.

Prior to HFE, Mr. Manby spent almost 20 years in the auto industry in general management and marketing roles, primarily at General Motors in the Saturn and Saab divisions. Mr. Manby served as CEO of Saab Cars USA from 1996 to 2002 where he was instrumental in the turnaround of the brand. During his tenure, he led the implementation of aggressive strategies to improve distribution strength and to increase customer satisfaction. While at Saturn, Mr. Manby was influential in formulating and executing the brand’s customer-focused philosophy that led Saturn to quickly rise to the top of small car brands in the U.S.

“With his 30-years of general management and industry-leading customer service experience, Joel brings a unique perspective to our Board and will be a significant asset to the entire Popeyes leadership team,” said Cheryl Bachelder, AFC Enterprises Chief Executive Officer. “We are extremely pleased to have Joel join our Board and we look forward to his contributions.”

Mr. Manby holds a Bachelor of Arts degree in Economics from Albion College and a Master of Business Administration degree from Harvard Business School.

“We are delighted to welcome Joel to our Board,” said John Cranor, AFC Enterprises Board Chairman. “ We are confident that Joel’s proven experience in delivering results through implementing a branded guest and employee experience will be valuable to Popeyes’ focus on delivering a guest experience as distinctive as its food.”

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of April 21, 2013, Popeyes had 2,119 operating restaurants in the United States, 3 territories, and 28 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

AFC Contact Information

Investor inquiries:

Rebecca Gardy, 404-459-4673

Director, Finance & Investor Relations

investor.relations@afce.com

or

Media inquiries:

Jennifer Webb, 212-221-1616 ext. 111

Senior Vice President, Operations, Coltrin & Associates, Inc.

jennifer_webb@coltrin.com